Exhibit 10.5

DATED 13 February 2006

GREAT WONDERS, INVESTMENTS, LIMITED

as Borrower

MELCO PBL ENTERTAINMENT (GREATER CHINA) LIMITED

as Guarantor

BANK OF CHINA LIMITED, MACAU BRANCH

BANCO NACIONAL ULTRAMARINO, S.A.

as Coordinating Lead Arrangers

BANCO COMERCIAL DE MACAU, S.A.

INDUSTRIAL AND COMMERCIAL BANK OF CHINA (ASIA)

LIMITED

as Senior Managers

BANCO ESPÍRITO SANTO DO ORIENTE, S.A.

LIU CHONG HING BANK LIMITED, MACAU BRANCH

as Managers

-and-

BANK OF CHINA LIMITED, MACAU BRANCH

as Facility and Security Agent

FACILITY AGREEMENT

Relating to a

HKD1,280,000,000.00 Transferable Term Loan Facility

LEONEL ALBERTO ALVES

MACAU

INDEX

CLAUSE ONE	13
(Syndicated Credit Facilities)	13
CLAUSE TWO	14
(Principal)	14
CLAUSE THREE	14
(Purpose)	14
CLAUSE FOUR	14
(Utilisation of the Credit Facilities)	14
CLAUSE FIVE	15
(Purpose and utilisation)	15
CLAUSE SIX	15
(Availability Drawdown)	15
CLAUSE SEVEN	17
(Payments)	17
CLAUSE EIGHT	17
(Cost Overrun)	17
CLAUSE NINE	19
(Interest)	19
CLAUSE TEN	20
(Market Disruption)	20
CLAUSE ELEVEN	23
(Default Interest)	23
CLAUSE TWELVE	23
(Capitalisation)	23
CLAUSE THIRTEEN	23
(Fees)	23
CLAUSE FOURTEEN	24
(Repayment)	24
CLAUSE FIFTEEN	25
(Cancellation and Prepayments)	25
CLAUSE SIXTEEN	26
(Mandatory Prepayment)	26
CLAUSE SEVENTEEN	31
(Costs, Expenses and Charges)	31
CLAUSE EIGHTEEN	32
(Application of Payments)	32
CLAUSE NINETEEN	33
(Assumption of Compliance)	33
CLAUSE TWENTY	34
(Registration)	34
CLAUSE TWENTY ONE	34
(Changes of the Circumstances)	34
CLAUSE TWENTY TWO	35
(Security Documents)	35
CLAUSE TWENTY THREE	40
(Pari Passu)	40
CLAUSE TWENTY FOUR	40
(Debit Entries and Set-off)	40
CLAUSE TWENTY FIVE	40
(Pro Rata Reimbursement)	40
CLAUSE TWENTY SIX	41
(Obligations Several)	41
CLAUSE TWENTY SEVEN	41
(Events of Default)	41

CLAUSE TWENTY EIGHT	47
(Compulsory Prepayment)	47
CLAUSE TWENTY NINE	48
(Legal Proceedings)	48
CLAUSE THIRTY	48
(Inter-bank Relations)	48
CLAUSE THIRTY ONE	49
(Notices)	49
CLAUSE THIRTY TWO	53
(Conditions Precedent)	53
CLAUSE THIRTY THREE	56
(Covenants and Undertakings)	56
CLAUSE THIRTY FOUR	62
(Negative undertakings)	62
CLAUSE THIRTY FIVE	66
(Information Undertakings)	66
CLAUSE THIRTY SIX	69
(Taxation)	69
CLAUSE THIRTY SEVEN	69
(Transferability)	69
CLAUSE THIRTY EIGHT	70
(Waiver of immunity)	70
CLAUSE THIRTY NINE	71
(Representation and Warranties)	71
CLAUSE FORTY	74
(Agent)	74
CLAUSE FORTY ONE	86
(Governing Law)	86
CLAUSE FORTY TWO	86
(JURISDICTION)	86
CLAUSE FORTY THREE	86
(MISCELLANEOUS)	86
CLAUSE FORTY FOUR	86
(COPIES)	86
ANNEX I	90
DRAWDOWN NOTICE	90
ANNEX II	92
FORM OF TRANSFER CERTIFICATE	92
THE SCHEDULE	94

SYNDICATED CREDIT FACILITIES AGREEMENT

First Parties:

a) BANK OF CHINA LIMITED, MACAU BRANCH [“BOC, MACAU”], with head office in Beijing, and Branch in Macau, located at Bank of China Building, Avenida Doutor Mário Soares nº 323, represented by Mr. Cheong, Chi Sang, married, whose professional domicile is at the aforementioned address, hereinafter designated as “Coordinating Lead Arranger”(See mandated letter), “Facility Agent”, “Security Agent”, “Agent” and/or “Lender”;

b) BANCO NACIONAL ULTRAMARINO, S.A. [“BNU”], with registered office in Macau, at Avenida de Almeida Ribeiro, No.22, represented by Mr. Kan Cheok Kuan and Mr. João de Brito Augusto, both married, whose professional domicile is at the aforementioned address, hereinafter designated as “Coordinating Lead Arranger” and/or “Lender”;

c) BANCO COMERCIAL DE MACAU, S.A. [“BCM”], with registered office in Macau, at Avenida da Praia Grande nº 572, represented by Mr. Leonel Leonardo Guerreiro da Costa and Mr. Chan, Sou Chao, both married, whose professional domicile is at the aforementioned address, hereinafter designated as “Lender”;

d) INDUSTRIAL AND COMMERCIAL BANK OF CHINA (ASIA) LIMITED [“ICBC(Asia)”], with registered office in Hong Kong, at 33/F., ICBC Tower, 3 Garden Road, Central, represented by Mr. Leung, Kang Yui Marco and Mr. Yung, Lap Kay, both married, whose professional domicile is at the aforementioned address, hereinafter designated as “Lender”.

e) BANCO ESPÍRITO SANTO DO ORIENTE, S.A. [“BESOR”], with registered office in Macau, at 28/F., “A” and “E-F”, Bank of China Building, Avenida Doutor Mário Soares nº 323, represented by Mr. José Manuel Trindade Morgado and Mr. Carlos José Nascimento Magalhães Freire, both married, whose professional domicile is at the aforementioned address, hereinafter designated as “Lender”;

f) LIU CHONG HING BANK LIMITED, MACAU BRANCH [“LCH, Macau”], with registered office in Hong Kong, and Branch in Macau, at Avenida da Praia Grande, No. 693, Edifício Tai Wah, R/C, Loja “A”, represented by Mr. Lam, Man King and Mr. Lee, Siu Kau, both married, whose professional domicile is at the aforementioned address, hereinafter designated as “Lender”.

The first parties are also designated in this agreement collectively as “Lenders”.

Second Party:

“GREAT WONDERS, INVESTMENTS, LIMITED”, in portuguese “GRANDES MARAVILHAS, INVESTIMENTOS, S.A.”, in Chinese , with registered office in Macau, at 19/F., Zhu Kuan Building, Avenida Xian Xing Hai, represented by Mr. Ho, Lawrence Yau Lung and Mr. Chung, Yuk Man, both married, whose professional domicile is at the aforementioned address, hereinafter designated as “Borrower”.

Third Party:

“MELCO PBL ENTERTAINMENT (GREATER CHINA) LIMITED”, with registered office in Cayman Islands, Walker House, Mary Street, PO Box 908GT, George Town, Grand Cayman and correspondence address at 38/F., The Centrium, 60 Wyndham Street, Central, Hong Kong, represented by Mr. Ho, Lawrence Yau Lung and Mr. Chung, Yuk Man, both married, whose professional domicile is at the aforementioned address, hereinafter designated as “Guarantor”;

In this Agreement, unless the context requires otherwise:-

“Advance” or “drawdown” means an advance under Tranche A or Tranche B.

“Agent-Related Persons” means all or any of the employees, officers and agent of the Agent in their exercise of any of powers, rights or discretions of the Agent under any Finance Document.

“ Availability Period” means the period commencing on the date of this Agreement up to whichever is the earlier of (i) the date falling twenty four (24) months from the date of this Agreement and (ii) the date falling three (3) months after the issuance of the Occupation Permit of the whole Development Project.

“Building Contracts” means the GMP Contract and any agreement with the architect, any quantity surveyor or any other consultants engaged by the Borrower for the purposes of the Construction, performance bond(if any) and any contractor’s guarantee issued or to be issued (by any person) in favour of the Borrower in connection with any of the foregoing, in each case including all bills of quantity, specifications, workflow charts and/or schedules and other technical information referred to in such contracts and agreements, as the same may be amended, modified, supplemented or replaced from time to time.

“Business Day” means a day on which commercial banks are opened for business in Macau and Hong Kong, which excludes Saturdays, Sundays, and Macau public holidays.

“Commitment” means:-

a) in relation to an original Lender, the amount set opposite its name under the heading “Total Commitment” in Clause 1 and the amount of other Commitment transferred to it under this Agreement; and

b) in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement.

“Competitor” means:

(a) Galaxy Casino S.A., Wynn Resorts (Macau), S.A., Venetian Macau, S.A., MGM-Pansy Ho JV or any company(with the exception of SJM) to which has been or will be granted a gaming concession or sub-concession for the operation of Games of Fortune or Chance in Casino in Macau,

(b) any individual or company which has direct or indirect shareholding in any of the companies referred to in the foregoing paragraph (a) or in their group of companies;

(c) any of the subsidiaries, associated companies or group companies of any of those companies or persons referred to in the foregoing paragraphs (a) or (b); and

(d) any junket promoters authorized in Macau and operating exclusively in any casino operated by any of the companies referred to in the foregoing paragraphs (a) to (c).

“Construction” means the foundation work relating to the relevant part of the Property and the developing, constructing and fitting out of the Development Project and the Property.

“Contractors” means any person or firm appointed from time to time as a contractor by the Borrower to undertake construction works or the supplying of materials, equipments, technologies or services pursuant to any Building Contracts.

“Cost Overrun” shall have the meaning ascribed to it in Clause 8.

“Credit Facilities” means the loan facility to be made available under this Agreement.

“Development Project” means the development of the Property into a luxury hotel with casino facilities. The total construction floor area of the proposed hotel is approximately 106,944 sq.m. (subject to a maximum 10% increase or decrease of the total construction floor area or any other increase or decrease of the total construction floor area as may be approved by the Majority Lenders) and the breakdown construction floor area of Hotel shall be :-

Hotel Area	30,994 sq.m
Casino Area	16,604 sq.m

Total	47,598 sq.m

“Development Project Completion Date” has the meaning as ascribed thereto in Clause 22.7.

“Final Maturity Date” means the date which falls seven (7) years from the date of this Agreement.

“Finance Documents” means collectively, this Agreement, any Security Document and any other document designated as such by the Agent and the Borrower and “Finance Document” means any one of them.

“Full Payment” shall have the meaning ascribed to it in Clause 16.1.

“GMP Contract” means the guaranteed maximum price contract entered into or to be entered into by the Borrower and Main Contractor in respect of the construction works of the Development Project.

“HIBOR” means, in relation to any relevant sum and any relevant period, the rate determined by the Agent to be the arithmetic mean (rounded up if necessary to the nearest integral multiple of 1/16%) of:-

(a) the respective rates shown on the Reuters Monitor Screen as being the rate per annum at which Hong Kong Dollar deposits are offered for a period equal or comparable to such period at or about 11:00 a.m. (Hong Kong time) on the Quotation Day; for this purpose “Reuters Monitor Screen” means the display designated as page “HIBOR1=R” on that system for the purpose of displaying offered rates for Hong Kong Dollar deposits; or

(b) if at or about such time on the Quotation Day less than two (2) such rates appear on the Reuters Monitor Screen, the arithmetic mean (rounded upwards to 4 decimal places) of the rates notified to the Agent by each Reference Bank as being the rate per annum at which Hong Kong Dollar deposits in an amount comparable to such sum are quoted by that Reference Bank for such period to the leading banks in the Hong Kong interbank market at or about 11:00 a.m. (Hong Kong time) on the Quotation Day provided that if any Reference Bank does not notify such a rate to the Agent for any relevant period HIBOR for such period shall be determined on the basis of the rates notified by the other Reference Banks to the Agent.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Hong Kong Dollars” and “HKD” mean the lawful currency for the time being of Hong Kong.

“Hotel Management Agreement” means the hotel management agreement (if any) to be entered into between the Borrower and such entity to be determined by the Borrower (the “Hotel Management Company”) in respect of the operation and management of the hotel in connection with the Hotel Project.

“Hotel Project” means the construction works related exclusively to the hotel in respect of the Property, not including the premises relating to casinos and/ or gaming activities.

“Interest Period” means an interest period ascertained in accordance with Clause 9.

“Interest Payment Date” means the last day of an Interest Period.

“Land Concession Agreement” means the land concession agreement between the Borrower and the Government of Macau SAR in respect of the Property as constituted by an offer letter from the Government of Macau SAR dated 10 November 2005 with reference no. 140/DATSEA/2005 and a declaration of acceptance by the Borrower dated 28 November 2005.

“Lease Agreement” means the agreement entered or to be entered into between the Borrower and SJM in respect of the operation and management of the casino in the Project.

“Loan” means a loan made under Tranche A or Tranche B or the principal amount outstanding for the time being of that Loan.

“Majority Lenders” means at any time Lenders whose aggregate Commitments in the Credit Facilities (as determined by the table setting out the Commitments of the Lenders as at the date of this Agreement in Clause 1 but subject to any assignment or transfer of Commitments by any Lender in accordance with Clause 37 after the date of this Agreement) are equal to or exceed 66% of the total Commitments. For the purpose of this definition, the Commitment of each Lender and the total Commitments of the Lenders shall not be reduced or cancelled by a drawdown of the Credit Facilities or by the expiry of the Availability Period.

“Margin” has the meaning as ascribed thereto in Clause 9.1.

“Macau” means the Macau Special Administrative Region of the People’s Republic of China.

“Main Contractor” means Paul Y. Construction Company Limited or any person or firm appointed from time to time as the main contractor of the Development Project by the Borrower (with the approval of the Majority Lenders whose approval shall not be unreasonably withheld or delayed) to undertake construction works or the supplying of materials, equipment, technology or services pursuant to the GMP Contract.

“Master Layout Plan” shall have the meaning ascribed to it in Clause 32.1(f).

“Material Adverse Change” means any situation occurs which in the opinion of the Majority Lenders gives reasonable grounds to believe that an event having a Material Adverse Effect has occurred.

“Material Adverse Effect” means in the opinion of the Majority Lenders, a material adverse effect on:-

(a)	the ability of the Borrower or the Guarantor to perform its obligations under any of the Finance Documents to which it is or is to be a party;

(b)	the business, operations, assets or financial condition of the Borrower or the Guarantor and the subsidiaries of the Guarantor (as a whole); or

(c)	the validity or enforceability of any Finance Document or the rights or remedies of any finance party under the Finance Documents.

“Occupation Permit” means the certificate issued by the Government of Macau SAR to the Borrower confirming that the development of the Property or part thereof has been duly completed and has been made fit for occupation.

“Participation” means in relation to each Lender, in respect of any amount owing to the Lenders hereunder, the proportion of such amount which is owing to that Lender and, in respect of the Advance, the proportion of the amount to be advanced which is to be made available by that Lender and “Participation in the Credit Facilities” shall be construed accordingly.

“Patacas” and “MOP” mean the lawful currency for the time being of Macau.

“Potential Event of Default” means any event or circumstance which with the giving of notice, the passage of time, any determination of materiality or the satisfaction of any applicable condition (or any combination of them) would reasonably be expected to become an Event of Default.

“Project” means the construction works related exclusively to the part of the Property attributable to casino and/or gaming activities.

“Project Documents” means Building Contracts, the Lease Agreement, the Hotel Management Agreement, if any, and the Land Concession Agreement.

“Property” shall have the meaning ascribed to it in Clause 3 (Purpose).

“Quantity Surveyor” means any person or firm appointed by the Borrower from time to time as the quantity surveyor of the Development Project to provide services including cost estimating and cost management, production of bills of quantities and tender and contract documents, financial administration of building contracts and dispute mediation pursuant to any Building Contracts.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, the first day of that period.

“Reference Bank(s)” means BOC, Macau, BNU, BCM and ICBC(Asia) or any substitute reference bank(s) appointed by the Majority Lenders in agreement with the Borrower.

“Repayment Date” has the meaning given to it in Clause 14.

“SJM” means Sociedade de Jogos de Macau, S.A.

“Security Documents” means the First Legal Mortgage and Assignment of Income, Power of Attorney, Promissory Note (Livrança), Share Pledge Agreement, Repayment Guarantee given by the Borrower, Repayment Guarantee given by the Guarantor, Completion Guarantee, Funding Undertaking, First Legal Charge over the Banking Accounts, Assignment of Insurance Policies, Assignment of Building Contracts, Subordination Agreement, Assignment of Hotel Management Agreement (if any), Assignment of SJM Lease Agreement, Floating Charge, and any other document executed from time to time by whatever person as a further guarantee of or security for all or any part of the Borrower’s obligations under this Agreement, each capitalised term used in this definition of “Security Documents” shall have the meaning ascribed to it in Clause 22 (Security Documents).

“Shareholders” shall mean the shareholders of the Borrower which are pledgors to the Share Pledge Agreement.

“Subordinated Lenders” shall have the meaning ascribed to it in the Subordination Agreement. “Tranche A” means the term loan facility to finance the Hotel Project, the principal amount of which is specified in Clause 4.

“Tranche B” means the term loan facility to finance the Project, the principal amount of which is specified in Clause 4.

“Transfer Certificate” means the certificate substantially in the form set out in Annex II.

This Agreement is made, subject to the following terms and conditions which the parties hereto have committed to comply with:-

CLAUSE ONE

(Syndicated Credit Facilities)

Through this Agreement, the Lenders give their Commitment to participate in the Credit Facilities by means of different Tranches, named as “A” and “B” up to the following limits all in Hong Kong Dollars:-

	TRANCHE A [HKD]	TRANCHE B [HKD]	TOTAL Commitment [HKD]	PRO-RATA
BOC, MACAU	450,000,000.00	—	450,000,000.00	35%
BNU	65,000,000.00	385,000,000.00	450,000,000.00	35%
BCM	75,000,000.00	75,000,000.00	150,000,000.00	12%
ICBC(Asia)	110,000,000.00	—	110,000,000.00	9%
BESOR	70,000,000.00	—	70,000,000.00	5%
LCH, Macau	50,000,000.00	—	50,000,000.00	4%

CLAUSE TWO

(Principal)

1. The Principal amount of the Credit Facilities is HKD1,280,000,000.00 (One Billion Two Hundred and Eighty Million Hong Kong Dollars), equivalent for fiscal purposes to MOP1,317,120,000.00 (One Billion Three Hundred and Seventeen Million and One Hundred and Twenty Thousand Macau Patacas) (the “Facility Amount”).

2. The respective Commitment of each Lender in the relevant portion is stated in Clause One (the “Participation Percentage”).

CLAUSE THREE

(Purpose)

The purpose of the Credit Facilities is to provide the necessary funds to the Borrower to the construction costs of the Development Project, situated in Site A1, Baixa da Taipa-Lote, BT17, Taipa, Macau, presently included under number described at the Lands Registry under no.21407, folio 125 of the Book B49 (the “Property”).

CLAUSE FOUR

(Utilisation of the Credit Facilities)

The Credit Facilities shall be utilised in two different Tranches, as follows:-

•	Tranche “A”: HKD820,000,000.00 (Eight Hundred and Twenty Million Hong Kong Dollars).

•	Tranche “B”: HKD460,000,000.00 (Four Hundred and Sixty Million Hong Kong Dollars).

CLAUSE FIVE

(Purpose and utilisation)

1. Tranche “A” is to be used to finance the construction costs of the Hotel Project.

2. Tranche “B” is to be used to finance the construction costs of the Project.

CLAUSE SIX

(Availability Drawdown)

1. Tranche “A” and Tranche “B” may be drawn in one or more drawdowns during the Availability Period.

2. Each drawdown shall not be less than HKD10,000,000.00 (Ten Million Hong Kong Dollars) and shall be in integral multiples of HKD1,000,000.00 (One Million Hong Kong Dollars).

3. Each drawdown notice (“Drawdown Notice”, a prescribed form of which is attached hereto as Annex I) shall be accompanied by (a) a certificate of the Quantity Surveyor (i) certifying the amount then paid or payable for the construction cost (and in respect of professional fees or materials in connection with the Development Project, copies of relevant fee, notes, invoices or other documentary evidence to such effect) since the date of the last certificate of the Quantity Surveyor and (ii) confirming that the proposed drawdown is in line with the construction progress and the schedule stated in the GMP Contract; (b) a certificate as incorporated in the form of Drawdown Notice that to the best of the Borrower’s knowledge and belief, (i) whether or not there is any

Cost Overrun (as defined in Clause 8) and if there is Cost Overrun, the Cost Overrun does not exceed HKD50,000,000 (Fifty Million Hong Kong Dollars) and (ii) the proceeds of the drawdown will only be used for the Hotel Project or Project, as applicable; and (c) if applicable, the documentary evidence of payment as referred to in Clause 7 (Payments) below.

4. All drawdowns shall be authorised upon delivery of documents specified in Clause 6(3) above and in the case of the first drawdown, the conditions precedent documents set out in Clause 32 (Conditions Precedent) satisfactory to the Facility Agent and upon execution of this Agreement and always subject to the condition that no event of default or potential event of default has occurred and is continuing, imputable to the Borrower.

5. All drawdowns must be made on a Business Day and shall be requested in writing to the Facility Agent by the Borrower no later than five(5) Business Days prior to the date of the intended drawdown, unless a shorter period has been expressly agreed by all Lenders.

6. The Drawdown Notice once received shall be considered irrevocable.

7. Any amounts undrawn of Tranche “A” and Tranche “B” at the expiry of the Availability Period shall be cancelled.

8. The Facility Agent shall notify each Lender at or before 5.00pm of the third Business Day prior to the intended drawdown to make the necessary funding in accordance with their Participating Percentage in this Agreement, unless a shorter period has been expressly agreed by all Lenders.

CLAUSE SEVEN

(Payments)

All drawdowns must be made either to an account the Borrower has maintained with the Facility Agent or in a manner otherwise agreed by the Facility Agent. The Borrower agrees that for all payment of construction costs or other costs of materials, equipment, technologies or services to complete the Development Project, such payment shall be made to the Main Contractor or if the circumstances require, to the relevant Contractor directly. The Borrower shall provide documentary evidence reasonably satisfactory to the Facility Agent that payment referred to in the immediately foregoing sentence has been made upon the delivery of the next Drawdown Notice or within any such longer period of time as may be agreed by the Facility Agent (acting reasonably).

CLAUSE EIGHT

(Cost Overrun)

1. Cost Overrun shall mean any amount by which, the aggregate of (i) the amount certified by the Quantity Surveyor as the amount of construction costs of the Development Project so far spent and paid by the Borrower at any time and (ii) the Quantity Surveyor’s estimated outstanding construction costs for the completion of the Development Project at that time in excess of HKD1,448,000,000.00. (One Thousand Four Hundred and Forty Eight Million Hong Kong Dollars)

2. The Borrower and/or the Guarantor shall be fully responsible for the payment of all Cost Overrun not covered by the “Facility Amount” in accordance with the terms and conditions of the “Funding Undertaking”.

3. If at any time hereafter there is a Cost Overrun which exceeds HKD50,000,000.00(Fifty Million Hong Kong Dollars), no further drawdowns can be made under any Tranche unless and until (a) the Facility Agent has received a Quantity Surveyor’s certificate or payment invoices or any other satisfactory evidence that all such Cost Overrun, has been paid by the Borrower and/or Guarantor in full, if any such Cost Overrun has become due and payable, to the Main Contractor and/or other relevant parties in relation to the Development Project or (b) if any such Cost Overrun (or any part thereof) has not yet become due and payable, the Borrower shall provide documentary evidence reasonably satisfactory to the Facility Agent that it has sufficient financial resources to meet with such Cost Overrun.

CLAUSE NINE

(Interest)

1. Interest rate applicable to the Tranches “A” and “B” shall be 2.2% per annum (“Margin”) over HIBOR.

2. Interests are calculated on a daily basis and based on the actual number of days elapsed and a 365 days/year.

3. The interest period for each Loan (“Interest Period”) shall be 1, 3 or 6 months, as selected by the Borrower in the Drawdown Notice or if the Loan has already been borrowed, in a written notice to the Facility Agent delivered at least five (5) Business Days before the expiry of the preceding Interest Period for that Loan provided that:-

i) each successive Interest Period shall commence on the last day of the preceding Interest Period;

ii) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not);

iii) any Interest Period that begins on the last Business Day of a calendar month(or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day in the calendar month which it is to end;

iv) no Interest Period with respect to any Loan shall extend beyond Final Maturity Date stated in this Agreement and if any Interest Period would otherwise extend beyond a Repayment Date, it shall nevertheless end on that Repayment Date;

v) Notwithstanding any other provision of this Agreement or any Drawdown Notice to the contrary, the first Interest Period for a Loan (other than the first Loan) shall end on the last day of the then current Interest Period of an existing Loan so that all the Loans will be consolidated into, and treated as, a single Loan on the last day of such current Interest Period.

4. The Borrower shall pay interest on each drawdown in respect of each Interest Period on the Interest Payment Date.

CLAUSE TEN

(Market Disruption)

1. If in relation to any Interest Period:-

(a) at or about noon in Macau on the Quotation Day for the relevant Interest Period the Reuters Screen Rate is not available or the Reuters Screen Rate is zero or negative and none or only one of the Reference Banks supplies a rate to the Agent to determine HIBOR for the relevant Interest Period; or

(b) before close of business in Macau on the Quotation Day for the relevant Interest Period, the Agent receives notifications from at least two Lenders (whose participations in a Loan together exceed 35 per cent of that Loan) that the cost to them of obtaining matching deposits in Hong Kong interbank market would be in excess of HIBOR, the Facility Agent shall promptly notify the Borrower and the Lenders accordingly, and no further drawdowns can be made under any Tranche unless and until an alternative basis is agreed in accordance with Clause 10.2.

2. Immediately following the notification from the Facility Agent in accordance with Clause 10.1, the Borrower and the Facility Agent, in consultation with the Lenders, shall negotiate in good faith with a view to agreeing upon an alternative basis for funding the Loan and determining the applicable interest rate, periods and payment dates. If an alternative basis is agreed in writing within a period of thirty (30) days after such notification or such longer period for discussion as the Borrower and the Facility Agent and Lenders may agree, the alternative basis shall take effect in accordance with its terms.

3. If an alternative basis is not so agreed and the Advance has been made, the Borrower shall pay interest to each Lender on its Participation in the Loan affected by the circumstances set out in Clause 10.1 for the relevant Interest Period at the rate per annum equal to the aggregate of (a) the Margin and (b) the cost (expressed as an annual interest rate as set out in a certificate provided to the

Borrower through the Facility Agent showing reasonable details of such cost) to each respective Lender of funding its Participation in the Loan from whatever source it may reasonably select during the relevant Interest Period.

4. If an alternative basis is not so agreed pursuant to Clause 10.2:-

(a) if no Advance has been made, the Credit Facilities shall be cancelled and all sums outstanding under this Agreement shall be paid to the Facility Agent at the end of the period for negotiation ascertained in accordance with Clause 10.2; or

(b) if one or more Advances have been made, the Facility Agent may require the Borrower or the Borrower may request, to prepay the Loan(s), in each case, by giving written notice to the other specifying a prepayment date which is not less than thirty (30) days after such notice is given. On the specified date the Credit Facilities shall be cancelled and the Borrower shall prepay the Loans in full together with interest thereon from the beginning of the relevant Interest Period to the date of prepayment. For this purpose, the interest rate from time to time applicable to each Lender’s Participation in the Loan shall be the rate ascertained in accordance with Clause 10.3 in relation to the relevant Interest Period.

CLAUSE ELEVEN

(Default Interest)

If the Borrower fails to repay the principal and/or fees and other charges under this Agreement when due and payable, it shall pay a default interest on the sums outstanding, such default interest shall be 3% per annum over the applicable interest rate as stated in Clause 9. So long as the unpaid sum remains outstanding, interest accrued, including the default interest, on such unpaid sum shall be compounded at the end of each successive period of thirty (30) days.

CLAUSE TWELVE

(Capitalisation)

Fees and all other costs, charges and expenses provided for in this Agreement when due and not settled shall be converted into principal; relevant interest periods shall be selected by the Facility Agent (acting reasonably).

CLAUSE THIRTEEN

(Fees)

1. The Borrower shall pay to the Facility Agent (for the account of the Coordinating Lead Arrangers) an arranger fee in the amount and at the times agreed in the Mandate Letter signed between Borrower and the Coordinating Lead Arrangers on 18 October 2005.

2. The Borrower shall pay to the Facility Agent (for the account of the Facility Agent and the Security Agent) an agency fee in the amount and at the times agreed in the Mandate Letter signed between Borrower and the Coordinating Lead Arrangers on 18 October 2005.

3. The Borrower shall pay to the Facility Agent (for the account of all the Lenders in accordance with the arrangements agreed by the Coordinating Lead Arrangers and the Lenders prior to the date of this Agreement) a management fee in the amount and at the times agreed in the Mandate Letter signed between Borrower and the Coordinating Lead Arrangers on 18 October 2005.

4. The Borrower shall pay to the Facility Agent for the account of all the Lenders an “Undrawn Commitment Fee” of 0.5% per annum payable on the daily undrawn and uncancelled balance of Tranche “A” and “B” facility amount, calculated on an actual/365-day basis during the Availability Period. The commitment fee shall be payable in arrears on the last day of each successive period of three (3) months which ends during the Availability Period and on the last day of the Availability Period.

CLAUSE FOURTEEN

(Repayment)

1. All the Loans outstanding at the end of the Availability Period shall be repaid by the Borrower to the Lenders, through the Facility Agent, by twenty (20) consecutive quarterly equal instalments commencing three(3) months after the last day of the Availability Period and on each succeeding day which falls three months thereafter (each a “Repayment Date”).

2. On the Final Maturity Date the Borrower shall pay all the then outstanding amounts under the Credit Facilities together with all accrued interest, fees and other moneys owing by the Borrower under Tranche “A” and “B”.

CLAUSE FIFTEEN

(Cancellation and Prepayments)

1. Cancellation of the undrawn commitment during the Availability Period of Tranche “A” and Tranche “B” or voluntary prepayment of any Loan of Tranches “A” and “B” shall be permitted, without penalty, with effect on the last day of the then current Interest Period in the case of voluntary prepayment, provided that written advice is given to the Facility Agent by the Borrower no later than seven (7) Business Days prior to the date of the intended cancellation or intended prepayment (as applicable).

2. However, any Loan prepaid shall be subject to a penalty fee charge of 0.25% flat on the prepaid amount, which shall be distributed among the Lenders on pro-rata basis according to their Commitments, if the source of such prepayment comes from the Borrower’s refinancing with any financial institution(s) other than the Lenders.

3. Each prepayment (if in part) of a Loan shall not be less than HKD10,000,000.00 (Ten Million Hong Kong Dollars) and shall be in integral multiples of HKD10,000,000.00 (Ten Million Hong Kong Dollars).

4. Amounts cancelled shall not be re-drawn and the amount prepaid cannot be re-borrowed.

CLAUSE SIXTEEN

(Mandatory Prepayment)

1. Unless and until all the then outstanding amounts under the Credit Facilities together with all accrued interest, fees and other moneys owing by the Borrower under Tranche “A” and “B” are paid or repaid in full (“Full Repayment”), all sums to be received by the Borrower from SJM and Hotel Management Company (if any) under the Lease Agreement and Hotel Management Agreement (if any) and any other income received by the Borrower in connection with the Development Project shall be deposited into one or more than one interest-bearing account (the “Charged Account(s)”) which is or is to be opened and maintained with the Facility Agent (subject to the right of the Borrower to withdraw any credit balance of the Charged Account(s) that exceeds in aggregate, HKD110,000,000 (One hundred and Ten million Hong Kong Dollars) in accordance with Clauses 33.5 and 34.5 below). In addition, unless and until the Borrower and/ or the Guarantor has made the Full Repayment, all the following proceeds shall be deposited into the Charged Account upon receipt by the Borrower and shall be applied towards prepayment of the Loans on the then next Interest Payment Date by the Facility Agent debiting the relevant prepayment amount from the relevant Charged Account on such next

Interest Payment Date:-

a) 100% of net cash proceeds received by the Borrower as a result of any incurrence of borrowed money by the Borrower after the date of this Agreement other than the borrowed money by the Borrower permitted by Clause 34.2 or as otherwise agreed by all the Lenders;

b) 100% of net cash proceeds of any equity issuance of the Borrower after the date of this Agreement other than equity injection required for the construction or operation of the Hotel Project and the Project;

c) 100% of net cash proceeds received by the Borrower in connection with any asset sale except for:-

(i)	any sale proceeds received from an asset being sold, transferred or disposed of but to be replaced by assets of a similar or better quality or condition; and

(ii)	any sale proceeds other than as referred to in the above paragraph (i) where the aggregate amount of such sale proceeds does not exceed HKD8,000,000.00 (eight million Hong Kong Dollars) (or its equivalent in any other currency(ies)) in any financial year of the Borrower.

d) 100% of net cash proceeds or liquidated damages paid to or received by the Borrower as a result of a default or breach under any of the Project Documents except for:-

(i)	any cash proceeds or liquidated damages that the Borrower certifies to the Agent that it will reinvest or apply those proceeds within six (6) months of such receipt to replace or invest in investments that are permitted or not restricted under this Agreement;

(ii)	any cash proceeds or liquidated damages that are to meet liabilities payable to third parties in relation to the Development Project which liabilities were the subject of payment of such cash proceeds or liquidated damages received or recovered. The Borrower shall notify the Facility Agent in writing of such receipt and provide documentary evidence thereof to the Facility Agent; and

(iii)	any individual receipts of cash proceeds or liquidated damages (other than as referred to in the above paragraphs (i) and (ii)) which, when aggregated with all other such cash proceeds or liquidated damages received by the Borrower, do not exceed HKD8,000,000.00(Eight Million Hong Kong Dollars) (or its equivalent in any other currency(ies)) in any financial year of the Borrower.

e) 100% of the net cash proceeds received by the Borrower under any insurance policy relating to the Development Project except for:-

(i)	any cash insurance proceeds that the Borrower certifies to the Agent (with reasonable details as to the amount of cash insurance proceeds received and the estimate of the amount required to carry out such replacement or reinstatement referred to in this sub-paragraph (i)) that it will use such proceeds to replace or reinstate the assets(s) or pay the liability (owing to a third party) to which such proceeds relate within six (6) month of receipt; and

(ii)	any cash insurance proceeds (other than as referred to in the above paragraph (i) which, when aggregated with all other such cash insurance proceeds received by the Borrower, do not exceed HKD8,000,000.00(eight million Hong Kong Dollars) (or its equivalent in any other currency(ies)) in any financial year of the Borrower, for the avoidance of doubt, in the case of receipt in the Charged Account of any cash insurance proceeds in the circumstances set out in sub-paragraph (i) or (ii) of this paragraph (e), the Security Agent shall permit withdrawal by the Borrower from the Charged Account of an amount not exceeding such cash insurance proceeds.

2. The expression “net cash proceeds” used in the above paragraphs a) to e) means any cash proceeds received by the Borrower less any tax, fee, cost and expense incurred or payable by the Borrower in connection with the obtaining of such cash proceeds.

3. Any prepayment resulting from the no. 1 of this Clause will be applied to the then remaining principal outstanding of the Credit Facilities in inverse chronological order of maturity of the instalments for repayment of Tranche “A” and Tranche “B”.

4. The Borrower and the Guarantor undertake to maintain at all times the ratio of the total outstanding and any undrawn facility amount to the completed market value of Development Project as determined by the then latest independent valuation report delivered by the Borrower pursuant to Clause 35.6 (“Loan-to-Value Ratio”) to be 60% or below.

5. If the Loan-to-Value Ratio exceeds 60% as determined from time to time, the Borrower, failing which the Guarantor, undertakes to prepay the Loans within thirty (30) days from the date the Facility Agent has served notice to the Borrower, the prepayment amount of which shall not exceed any amount required to reduce the said ratio to or not more than 60%.

CLAUSE SEVENTEEN

(Costs, Expenses and Charges)

1. The Borrower and the Guarantor shall reimburse the Lenders, the Facility Agent and the Security Agent for all reasonable expenses including legal, printing, signing and publicity and other out-of pocket expenses incurred in connection with the negotiation, syndication, preparation, drafting and execution of this Agreement irrespective of whether or not the Facility is implemented, cancelled, unutilized or otherwise withdrawn, and any subsequent amendments, supplements, variations thereto or replacement thereof in connection with the Credit Facilities.

2. The Borrower shall within five (5) Business Days of demand, pay all stamp and other similar duties and taxes (if any) to which this Agreement or any Security Document may be subject.

3. The Borrower shall within five (5) Business Days of demand, pay to the Lenders and the Facility Agent all costs, charges and expenses (including legal expenses) incurred by the Lenders and the Facility Agent in connection with the judicial or extra judicial enforcement of this Agreement.

4. The Borrower agrees to increase the amount of payment which is subject to a withholding or deduction on interest, fees and other income to be derived from this Agreement and imposed by the Government of Macau. As a result of this increase the Lenders entitled to the payment will be entitled as well to receive the same amount it would have received if there had been no such withholding or deduction.

5. The Borrower shall, within five (5) Business Days of a demand of the Lender, indemnify the Lender against any tax (excluding tax on overall income) incurred by that Lender as a result of:-

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation after the date of this Agreement or

(b)	compliance with any law or regulation made after the date of this Agreement which affects a Lender to the extent that it is attributable to that Lender’s Participation or funding or performing its obligations under this Agreement.

CLAUSE EIGHTEEN

(Application of Payments)

1. Unless otherwise agreed in writing, if the Facility Agent receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under this Agreement, such payment made by the Borrower shall be applied to discharge the sums due and payable, under the Credit Facilities in the following order:-

a)	unpaid fees, penalties (including such penalties, if any, as mentioned in Clause 15.2), expenses, charges and indemnity, in each case payable but unpaid under this Agreement;

b)	Default interest due but unpaid;

c)	Contractual interest due but unpaid;

d)	Principal repayment.

2. Notwithstanding the foregoing, any principal repayment under the Credit Facilities shall be applied towards repayment of any indebtedness under Tranche “A” and Tranche “B” on a pro-rata basis.

3. The amount so repaid under the Tranche “A” and Tranche “B” shall be in pro-rata basis to the Lenders in accordance with their Participation Percentage as stated in or resulting from Clause 1.

CLAUSE NINETEEN

(Assumption of Compliance)

1. The Facility Agent may assume that compliance of the obligation by each Lender for delivery of the funds to the Facility Agent corresponding to the pro-rata share of each Lender will be made promptly. However, the Facility Agent shall give to the Lenders a prior written notice of not later than three (3) Business Days for the delivery of the funds.

2. The Facility Agent may also assume that compliance by the Borrower of its payment obligation of fees, expenses, interest as well as repayment of principal and any other sum payable under this Agreement will be made on a timely basis.

CLAUSE TWENTY

(Registration)

1. The Facility Agent shall maintain in its records control accounts showing all the transactions and payments made under this Agreement.

2. Accurate entries made to the accounts or the records maintained in accordance with the previous paragraph shall, in the absence of manifest error, be sufficient evidence of the existence and extent of the Borrower’s obligations appearing therein.

3. Balances shown in the control accounts kept by the Facility Agent shall, in the absence of manifest error, be binding and demandable on the relevant due dates.

CLAUSE TWENTY ONE

(Changes of the Circumstances)

If the introduction of, or a change in, any applicable law or in the interpretation or application thereof by any governmental or other regulatory authority charged with the administration thereof or a court of competent jurisdiction makes it unlawful for any Lender to give effect or maintain its obligations as contemplated by this Agreement, such Lender shall forthwith notify the Borrower and the Facility Agent whereupon such Lender’s Commitment in relation to the Credit Facilities shall cease and the Borrower shall on the next Interest Payment Date of each Loan occurring after such notification, or, if earlier, the latest date as shall be permitted by law, prepay (without premium or penalty) to the Facility Agent for the account of such Lender the whole of the outstanding credit amount of such Lender’s participation in the Credit Facilities together with all interest accrued thereon and other moneys due to that Lender to the date of such prepayment and that such Lender’s outstanding Commitment in the undrawn balance of the relevant Tranche(s) shall also be cancelled.

CLAUSE TWENTY TWO

(Security Documents)

For the repayment of the principal amount of HKD1,280,000,000.00 (One Billion Two Hundred and Eighty Million Hong Kong Dollars), interests without limitation of time and all other moneys due or to become due from the Borrower to the Lenders under this Agreement, the Borrower undertakes to constitute the following securities in favour of the Security Agent (“Security Documents”):-

1. First Legal Mortgage and Assignment of Income - First legal mortgage for HKD1,280,000,000.00(One Billion Two Hundred and Eighty Million Hong Kong Dollars) over the right resulting from the leasehold of the Property, as well as all present and future constructions erected thereon and assignment of all operating incomes, rental proceeds, and all other income generated from the Development Project.

2. Power of Attorney - A Power of Attorney executed by the Borrower to the Security Agent conferring the powers, inter alia, to handle the Property without prior consent of the Borrower, when an Event of Default occurs and continues and was not remedied within ninety (90) calendar days from the date of receipt of the notification in this respect from the Agent and the Majority Lenders have agreed to accelerate the Credit Facilities pursuant to Clause 28.2., to complete the Development Project, to lease, alienate and otherwise dispose the Property, including the land lease right of the Property.

3. Promissory Note (Livrança) - Legal notarized “Livrança” (promissory note) issued by the Borrower and endorsed by the Guarantor, in the amount of HKD1,280,000,000.00(One Billion Two Hundred and Eighty Million Hong Kong Dollars), with the maturity date left in blank. The Security Agent is hereby authorised to fill in the maturity date whenever there occurs and continues any Event of Default and the Lenders have agreed to accelerate the Credit Facilities under Clause 28.2.

4. Share Pledge Agreement - First legal charge over all the issued shares representing 100% of the Borrower’s capital by the Shareholders.

5. Repayment Guarantee by the Borrower – Unconditional and irrevocable repayment guarantee given by the Borrower of all principal, interest and other moneys due in respect of the Facility.

6. Repayment Guarantee by the Guarantor - Unconditional and irrevocable repayment guarantee given by the Guarantor of all principal, interest and other moneys due in respect of the Credit Facilities.

7. Completion Guarantee - A joint and several, unconditional and irrevocable undertaking of the Borrower and Guarantor to procure the completion of the Project and the Hotel Project on or before 30th November 2006 and 30th September 2007 respectively (the “Development Project Completion Date”); the casino and hotel are to commence operations by no later than 30th January 2007 and 30th November 2007 respectively. “Completion of the Project and/or Hotel Project” shall mean the issuance of the Occupation Permit for the relevant phase developments.

8. Funding Undertaking - A joint and several, unconditional and irrevocable guarantee given by the Borrower and the Guarantor to guarantee that all Cost Overrun (actual and projected) if exceeds HKD50,000,000.00 (Fifty Million Hong Kong Dollars), in respect of the Development Project shall be, as soon as reasonably practicable, funded by the Borrower and/or the Guarantor before any further drawdown may be made under the Credit Facilities. The obligations of the Guarantor under the Funding Undertaking will continue irrespective of whether any Event of Default has occurred until the Credit Facilities are repaid in full.

9. First legal charge over the banking account(s) (the “Charged Account(s)”) into which, all operating incomes, sales and rental proceeds and all other income generated from the Development Project shall be deposited(subject to the exceptions set out in Clause 16).

10. Assignment of Insurance Policies - Assignment of the Borrower’s interests in insurance policies relating to the Development Project and the original policies (if not available, certified copy by the insurance company thereof) shall be lodged with the Security Agent together with the premium receipt.

11. Assignment of Building Contracts - Assignment of the Building Contracts, contractor’s guarantee and other relevant contracts with the right to receive and use the copy of all the building plans and specifications in relation to the Development Project.

12. Subordination Agreement - Assignment and subordination of all existing and future loans and advances extended to the Borrower by the Guarantor, its subsidiaries, affiliates and their directors except for interest thereon and trade debts incurred by the Borrower in its ordinary course of business. The principal amount of such subordinated indebtedness shall not be payable or repayable until the Facility is fully repaid.

13. Assignment of Hotel Management Agreement - Assignment of the right and benefits of the Borrower in the Hotel

Management Agreement, if any, authorizing the Security Agent to take over the position of Borrower to enter into the Hotel Management Agreement with Hotel Management Company, if any, without prior consent of the Borrower when an Event of Default has occurred and is continuing and the Majority Lenders have agreed to accelerate the Credit Facilities under Clause 28.2.

14. Assignment of SJM Lease Agreement - Assignment of the right and benefits of the Borrower in the Lease Agreement authorizing the Security Agent to take over the position of Borrower (as landlord) under the Lease Agreement with SJM without prior consent of the Borrower when an Event of Default has occurred and is continuing and the Majority Lenders have agreed to accelerate the Credit Facilities under Clause 28.2; provided that in such case, the Security Agent shall not be allowed to transfer or further assign the benefits and rights of the Lease Agreement to any party which is a Competitor.

15. Floating Charge – Floating charge over the Borrower’s chattels, receivables, equipment and other assets which are not subject to any Security Documents referred to in the foregoing paragraphs of this Clause 22.

None of the Security Documents referred to in this Clause 22 shall become enforceable or be enforced by the Lenders or the Security Agent on their behalf unless and until (a) an Event of Default has occurred and is continuing; and (b) the Majority Lenders have agreed to accelerate the Credit Facilities pursuant to Clause 28.2.

CLAUSE TWENTY THREE

(Pari Passu)

This Credit Facilities shall constitute direct, senior, unconditional and secured obligations of the Borrower and the Guarantor and will at all rank pari passu with all other present and future senior, secured obligations of the Borrower and the Guarantor.

CLAUSE TWENTY FOUR

(Debit Entries and Set-off)

For payment of any unsettled sums due under this Agreement, the Facility Agent may following an Event of Default which is continuing debit any bank account(s) held or co-held by the Borrower or the Guarantor with the Facility Agent as well as to set-off with any amount standing to the credit of the Borrower and the Guarantor, if any.

CLAUSE TWENTY FIVE

(Pro Rata Reimbursement)

All sums in cash received by the Facility Agent and/or the Lenders through legal proceedings or other means shall be distributed to the Lenders on pro rata basis according to their respective Commitment as stated in or resulting from Clause 1.

CLAUSE TWENTY SIX

(Obligations Several)

1. The obligation of each Lender under this Agreement and in particular, the obligation of each Lender to participate in each drawdown, is several; and no Lender shall be in any way liable or responsible for any failure by any other Lender to meet any of its obligations under or pursuant to this Agreement.

2. The non-fulfilment by any Lender of the obligations assumed herein shall not relieve the remaining Lenders of their obligations under this Agreement.

3. The non-fulfilment by any Lender shall not exempt the Borrower and the Guarantor to perform their own obligations under this Agreement towards the remaining Lenders, or the responsibilities that they have already assumed towards such Lenders, if any.

4. Without prejudice to the provisions of the previous paragraphs and subject always to Clause 40.4, any Lender may commence and institute legal proceedings or otherwise take any other actions that it deems as necessary so as to maintain and protect its own rights and the rights of the other Lenders.

CLAUSE TWENTY SEVEN

(Events of Default)

1. The following circumstances or events shall constitute an Event of Default, whether or not caused by a reason outside the control of the Borrower and the Guarantor:

a) The Borrower and/or Guarantor fails to pay any principal, interest, fees or any other sum payable under this Agreement on the day which the same is due and payable hereunder unless its failure to pay is caused by administrative or technical error acceptable to the Agent; or in the case of any sum expressed to be payable hereunder on demand, upon any such demand for the payment thereof being made;

b) The Borrower and/or Guarantor fails to perform or observe any of its obligations under this Agreement or any Security Document to which it is a party and such failure is not capable of remedy, or if it is capable of remedy, such failure continues for a period of or over sixty (60) days (or any other longer period as the Lenders may agree) from the day of service by the Facility Agent on the Borrower of notice requiring the same to be remedied; or

c) Misrepresentation in this Agreement or any Security Documents or other documents delivered by the Borrower in connection with the Credit Facilities which proves to have been incorrect or misleading in any material respect; or

d) Cross default as stated below:-

i) Any financial indebtedness of Borrower or Guarantor is not paid when due nor within any originally applicable grace period.

ii) Any financial indebtedness of Borrower or Guarantor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an Event of Default.

iii) Any creditor of the Borrower or Guarantor becomes entitled to declare any financial indebtedness of Borrower or Guarantor due and payable prior to its specified maturity as a result of an Event of Default.

iv) No Event of Default will occur under this Clause if at any time, the aggregate amount of financial indebtedness falling within paragraph i) to iii) above is less than 10% of the total principal amount of the Credit Facilities mentioned in Clause 2; or

e) The Borrower is in breach of any term of the land title document of the Property in any material respect or the Government of Macau re-enters or threatens to re-enter upon the Property or any part thereof; or

f)(i) any Building Contract is terminated or otherwise ceases to remain in full force and effect for any reason due to any default on the part of the Borrower or the Guarantor, or

(ii) the Main Contractor ceases to perform its essential duties and obligations under the GMP Contract, unless in any such case, within a period of sixty (60) days after such termination or cessation, the Borrower has appointed a substitute Contractor and has entered into a new Building Contract and in the case of substituting the Main Contractor or the Quantity Surveyor, with the Majority Lenders’ prior written approval (which approval shall not be unreasonably withheld or delayed) and the Construction is re-commenced as soon as practicable immediately thereafter; or

g) The Property or any material part thereof is:-

(i) seized or expropriated by legal process, or

(ii) subject to compulsory purchase or acquisition whether subject to compensation or not, or

(iii) wholly or substantially destroyed; or

h) Major construction work in connection with the Development Project has stopped for a continuous period of sixty (60) days or more and it is not re-commenced as soon as practicable after the Facility Agent has served a written notice on the Borrower requiring the same to be remedied; or

i) It becomes impossible or unlawful for:-

(i) the Borrower or the Guarantor to fulfil any of undertakings or obligations in this Agreement or in any other Security Documents which has a Material Adverse Effect and the same is not removed or replaced by another undertaking or obligation of the Borrower with substantially the same economic value, or

(ii) the Lenders to exercise any right vested in the Lenders under this Agreement or any other Security Documents other than the circumstances referred to in Clause 21 (Change of the Circumstances); or

j) Anything is done or suffered or omitted to be done by either the Borrower or the Guarantor which (in the reasonable opinion of the Majority Lenders after obtaining proper legal advice) materially adversely puts or would reasonably be expected to materially adversely put in jeopardy the security created by any Security Document and which is either not waived by the Lenders in writing or is not remedied within 45 days after the Facility Agent has served a written notice requiring it to be remedied if it is capable of being remedied; or

k) There occurs, in the reasonable opinion of the Majority Lenders, a material adverse change in the financial condition of the Borrower or the Guarantor which materially and adversely affects or is reasonably be expected to materially and adversely affect its ability to perform its obligations under this Agreement and/or any other Security Document to which it is a party; or

l) The commencement of legal proceedings or other extra-judicial dispute against the Borrower and/or the Guarantor which materially and adversely affects or is reasonably be expected to adversely affect the Borrower and/or the Guarantor to perform their respective financial obligation under this Agreement; or

m) (i) Any order is made for the winding-up, insolvency or liquidation of any of the Borrower and the Guarantor or for the appointment of a liquidator or receiver of the Borrower or the Guarantor over all or any substantial part of its business or assets or (ii) by reason of actual or anticipated financial difficulties, the Borrower or the Guarantor (aa) stops or suspends payment to its creditors or any class of its creditors; or (bb) is unable or under applicable law is deemed to be unable or admits its inability to pay debts as they fall due, or (cc) seeks to enter into any composition or other arrangement with its creditors or any class of creditors or (dd) commences any process for the relief of debtors, or is declared or becomes insolvent or bankrupt.

(n) Fail to register the Security Documents (where registration is necessary) within the prescribed deadline and fail to make good any such failure within fourteen (14) days of notice from the Facility Agent or change its contents without approval by the Security Agent or revocation of the Power of Attorney or any other Security Documents which has a Material Adverse Effect.

2. The Borrower shall notify the Facility Agent promptly in writing of any occurrence of an Event of Default upon it becoming aware of its occurrence unless the Borrower is aware that a notification of the same Default has already been provided by the Guarantor.

CLAUSE TWENTY EIGHT

(Compulsory Prepayment)

1. Upon the occurrence of any of the events referred to in the Clauses 16.1 (a) to (e) and 16.5 (Mandatory Prepayment) and which is continuing, the Facility Agent may demand the immediate performance by the Borrower of the corresponding prepayment obligations stipulated therein.

2. Upon the occurrence of any Events of Default which is continuing, the Facility Agent shall, if so instructed by the Majority Lenders, give notice (“Enforcement Notice”) of acceleration to the Borrower and the Guarantor and demand immediate repayment of all sums owing under the Credit Facilities.

3. Upon the occurrence of any Events of Default which determines the right of the Majority Lenders to demand compulsory prepayment and which is continuing, the following shall be observed:-

a) If the Majority Lenders do not decide to declare the Credit Facilities due and payable and not demand compulsory prepayment from the Borrower and the Guarantor, no Lender may declare its own share in the Credit Facilities as due and payable and in such capacity.

Any Lender disagreeing with such decision of the Majority Lenders not to accelerate shall immediately notify the Facility Agent and Security Agent so that the Facility Agent and Security Agent shall notify the other Lenders of the decision of that Lender and inquire the interest of the other Lenders to taking up, totally or in part, the respective Commitment of that Lender in this Agreement.

b) If the Majority Lenders decide to declare the Credit Facilities as immediate due and payable, any Lender that intends to act otherwise manner with regards to the part corresponding to that Lender’s share in this Agreement and possibly to take up the Commitment of the other Lenders, either in full or in part, shall give immediate notice to the Facility Agent of its decision, upon which the Facility Agent and the Security Agent shall accordingly give notice to the other Lenders so as to take the necessary actions.

CLAUSE TWENTY NINE

(Legal Proceedings)

Without prejudice to the provisions of Clause 27 (Events of Default) but subject always to Clause 28.2(Compulsory Prepayment), in the event of breach of this Agreement by the Borrower and/or the Guarantor, the Security Agent shall reserve the right to take legal action against the Borrower and the Guarantor, either jointly or separately.

CLAUSE THIRTY

(Inter-bank Relations)

The Facility Agent and Security Agent shall act as the representative of the Lenders pursuant to Clause 40 below.

CLAUSE THIRTY ONE

(Notices)

1. Every notice or communication under this Agreement shall be given by way of letter, fax or email and delivered to the following addresses:-

A) BORROWER:-

“GREAT WONDERS, INVESTMENTS, LIMITED”,

Registered office: 19/F., Zhu Kuan Building, Avenida Xian Xing Hai, Macau.

Fax: (853)755165

Email address:	clarencechung@melco.hk.cn

stsang@melco.hk.cn

B) Guarantor:-

MELCO PBL ENTERTAINMENT (GREATER CHINA) LIMITED

Correspondence address: 38/F., The Centrium, 60 Wyndham Street, Central, Hong Kong

Fax: (852)3162-3579

Email address:	clarencechung@melco.hk.cn

stsang@melco.hk.cn

C) Facility Agent:-

Bank of China Limited, Macau Branch

Registered Office: Bank of China Building, Avenida Doutor Mário Soares nº 323, Macau.

Fax: (853) 792-1677, (853) 792-1659

Email address:	wong_wengtim@bocmacau.com
ieong_chikuong@bocmacau.com
ho_kuanleng@bocmacau.co
iong_luisa@bocmacau.com

D) Security Agent:-

Bank of China Limited, Macau Branch

Registered Office: Bank of China Building, Avenida Doutor Mário Soares nº 323, Macau.

Fax: (853) 792-1677, (853) 792-1659

Email address:	wong_wengtim@bocmacau.com
ieong_chikuong@bocmacau.com
ho_kuanleng@bocmacau.co
iong_luisa@bocmacau.com

E) Lenders:-

i. Bank of China Limited, Macau Branch

Registered Office: Bank of China Building, Avenida Doutor Mário Soares nº 323, Macau.

Fax: (853) 792-1677, (853) 792-1659

Email address:	wong_wengtim@bocmacau.com

ieong_chikuong@bocmacau.com
ho_kuanleng@bocmacau.co iong_luisa@bocmacau.com

ii. Banco Nacional Ultramarino, S.A.

Registered Office: Avenida de Almeida Ribeiro, No. 22, Macau.

Fax: (853)355653

Email address:	jaugusto@bnu.com.mo
rkan@bnu.com.mo
vrosario@bnu.com.mo
violetc@bnu.com.mo

iii. Banco Comercial de Macau, S.A.

Registered Office: Avenida da Praia Grande, No. 572, Macau.

Fax: (853)791-0276

Email Address:	sam_tks@bcm.com.mo
ida_cfk@bcm.com.mo

iv. Industrial and Commercial Bank of China (Asia) Limited

Registered Office: 33/F., ICBC Tower, 3 Garden Road, Central, Hong Kong.

Fax: (852) 2588-1188

Email Address:	marcoleungbcasia.com
stanley.szeto@icbcasia.com

v. Banco Espírito Santo do Oriente, S.A.

Registered Office: Avenida Doutor Mário Soares, 323, Ed. Banco da China, 28 Andar, “A” e “E-F”, Macau.

Fax: (853)785228

Email Address:	cfreire@besor.com.mo
vilmaloi@besor.com.mo

vi. Liu Chong Hing Bank Limited, Macau Branch

Avenida da Praia Grande, No. 693, Edifício Tai Wah, R/C, Loja “A”, Macau.

Fax: (853)339982

Email Address: mklam@lchbank.com

2. The addresses mentioned above, including fax numbers and email address, may be changed by written notice to the other parties (and if such written notice is given by the Borrower or the Guarantor, it shall be delivered to the Agent on behalf of the Lenders), however such changes shall only become effective after receipt of the concerned notification by the respective addressees.

3. Communications and notices by fax shall be considered as and when a transmission report is received by the person sending that fax; communications and notices by letters, shall be considered as received on the third day after they have been posted; and email shall be effective when actually received in readable form.

CLAUSE THIRTY TWO

(Conditions Precedent)

1. Before the first drawdown of any of the Tranches, the Borrower should fulfil all of the following conditions:-

a) Delivery to the Security Agent certified copies of the Borrower’s constitutional documents (Certificate of Registration in Macau Commercial Registry);

b) Delivery to the Security Agent of a copy of the resolution of the Board of Directors of the Borrower approving and authorising the borrowing of the Credit Facilities under the provisions of this Agreement and the Security Documents to which it is a party and authorising its appropriate officers to execute this Agreement and such Security Documents and to give all notices and take all other actions required by the Borrower under this Agreement and such Security Documents;

c) Legal opinion about the validity and effectiveness of this Agreement and the Security Documents and the enforceability of the Security Documents, according to the Laws of Macau S.A.R.;

d) Execution of this Agreement and all Security Documents satisfactory to the Lenders and their legal counsel(s);

e) Delivery to the Facility Agent of a certified copy of the GMP Contract signed between the Borrower and the Main Contractor, contents of which should include without limitation (1) the construction works progress schedule and (2) the estimated construction costs.;

f) Satisfactory evidence that the principal plans and specifications of the Development Project known as the master layout plan (the “Master Layout Plan”) has been approved by the Land, Public Works and Transport Bureau of Macau S.A.R. and delivery to the Facility Agent of a true and complete copy of such Master Layout Plan certified by a Quantity Surveyor, currently being LEVETT & BAILEY CHARTERED QUANTITY SURVEYORS LTD. or the architect of the Borrower, currently being OMAR YEUNG ARCHITECT & ASSOCIATES, or such other person or entity acceptable to the Facility Agent acting on behalf of the Lenders;

g) A certificate issued by Quantity Surveyor, currently being LEVETT & BAILEY CHARTERED QUANTITY SURVEYORS LTD or the architect of the Borrower, currently being OMAR YEUNG ARCHITECT & ASSOCIATES, or such other person or entity acceptable to the Facility Agent acting on behalf of the Lenders, in form and substance satisfactory to the Agent acting on behalf of the Lenders confirming that (i) consents of all government departments (including the Land, Public Works and Transport

Bureau of Macau S.A.R.) required for commencement of construction of the Hotel Project and Project have been duly obtained, (ii) all administrative fee and premium (if any) payable for such consents have been duly paid in full, (iii) according to the approved Master Layout Plan, the Project when completed will comprise of those development set out in the Development Project;

h) Submission of certified true copies of service contracts/appointment letters (including supplements and amendments thereto) signed with the architect and the Quantity Surveyor respectively.

i) Receipt of executed forms of the Project Documents (other than the GMP Contract) including but not limited to the Lease Agreement and Land Concession Agreement;

j) The Borrower shall open and maintain the Charged Account (as mentioned in Clauses 16.1 and 22.9) with the Facility Agent; and

k) No Event of Default or Potential Event of Default has occurred and is continuing.

2. The Security Agent shall verify the conditions precedent and confirm its fulfilment to the Facility Agent.

CLAUSE THIRTY THREE

(Covenants and Undertakings)

The Borrower undertakes if requested by the Agent, as soon as practicable after the execution of the relevant assignment, to inform the relevant counter-parties of all the assignments signed or to be signed pursuant to the provisions of this Agreement. For so long as any amount is outstanding under this Agreement:-

1. The Borrower shall not carry on any business (or invest in any company) other than owning, developing, selling, leasing and managing the Development Project, the Hotel Project and the Project and any other business incidental thereto and it shall conduct and carry on its business in a proper and efficient manner;

2. The appointments by the Borrower of the Main Contractor and Quantity Surveyor in respect of the Development Project and their replacement are subject to the prior written consent of the Majority Lenders which shall not be unreasonably withheld or delayed;

3. The Borrower shall undertake to achieve completion of the Hotel Project and Project on or before the relevant dates set out in Clause 22.7 (“Completion Guarantee ”);

4. As soon as reasonably practicable upon request and/or when the same is available, the Borrower shall deliver a copy of the latest Building Contract(s), construction time schedule, Master Layout Plan, foundation plans and general building plans to the Facility Agent for review by the Lenders from time to time;

5. All pre-sale of any asset, pre-let and sale/rental proceeds, rental deposits and other income from the Development Project are to be deposited into the “Charged Account” maintained with the Facility Agent except that if the credit standing to the aggregate balance of all the Charged Account(s) at any time exceeds HKD110,000,000.00 (One Hundred and Ten Million Hong Kong Dollars), the Borrower will be free to withdraw any excess amount for any purpose it sees fit except for the prepayment of principal of any shareholder’s loan as referred to in Clause 34.5., but in the event of the occurrence of an Event of Default which is continuing, any amount, regardless of exceeding HKD110,000,000.00 (One Hundred and Ten Million Hong Kong Dollars) or not, is prohibited to be withdrawn from any Charged Account;

6. A Contractor’s all risk policy for HKD1, 370,000,000.00 (One Billion Three Hundred and Seventy Million Hong Kong Dollars) covering the Development Project in-course-of Construction, issued by an insurance company approved by the Security Agent (such approval shall not be unreasonably withheld or delayed) and with the Security Agent interest as loss payee noted must continue to be maintained and the original policy (if not available, certified copy by the insurance company thereof) should be lodged with the Security Agent together with the premium receipt. This policy is to be replaced in due course by a fire and allied perils policy including landslip and subsidence for the full replacement cost of the Development Project after the Occupation Permit for the entire Development Project is issued;

7. The Borrower shall at all times use its best commercial endeavours to keep and maintain the Development Project in a good and substantial state of repair and condition after Development Project Completion Date and upon request of the Majority Lenders, allow the Security Agent to review the state of repair of the Development Project at reasonable time and after reasonable notice of appointment is given to the Borrower;

8. The Borrower undertakes to inform the Lenders as soon as practicable after it becoming aware of any increase in the estimated amount to be spent in order to complete the Development Project, with particular reference to the latest architect’s/Quantity Surveyor’s estimated amount, if such increase is more than 10% of the total facility amount of the Credit Facilities;

9. In the event of occurrence of any Cost Overrun exceeding HKD50,000,000.00(Fifty Million Hong Kong Dollars), drawings under the Credit Facilities shall be suspended until such Cost Overrun have been fully funded by the Borrower and/or the Guarantor. Subsequent drawings after the occurrence of such Cost Overrun referred to in the foregoing sentence shall be made against

(a) Quantity Surveyors’ Certificate(s) or payment invoice(s) acceptable to Facility Agent showing that such Cost Overrun has already been paid in full if such Cost Overrun has become due and payable; and (b) if any such Cost Overrun (or any part thereof) has not yet become due and payable, documentary evidence reasonably satisfactory to the Facility Agent that the Borrower has sufficient financial resources to meet with such Cost Overrun;

10. In case the actual Construction progress is more than One Hundred and Twenty (120) calendar days behind the progress specified in the construction work progress schedule delivered to the Facility Agent pursuant to Clause 32.1(e) and the Borrower has failed to take reasonable measures to catch up with or minimize the delay of such actual Construction progress, the Facility Agent at the instruction of Majority Lenders shall appoint a receiver to take over this Development Project;

11. Obtain the prior written approval of the Majority Lenders for any amendments, additions and waivers of the terms and conditions of the Lease Agreement and the Hotel Management Agreement (if any) and the Master Layout Plan if such amendment, addition or waiver is materially adverse to the interest of the Borrower;

12. Promptly notify the Facility Agent in writing of any litigation, arbitration or administrative proceedings which is current,

pending or threatened that it is aware of against the Borrower or any of its subsidiaries which would have a material adverse effect on the business, assets or financial conditions of the Borrower;

13. Promptly notify the Facility Agent in writing as soon as it becomes aware of any occurrence of event which has or would reasonably be expected to have any Material Adverse Effect;

14. Obtain and promptly renew, or procure the same to be obtained and renewed, from time to time and comply with the terms of, all consents, licences, approvals or authorisations of all governmental agencies and authorities and courts, and register the same with such governmental agencies and authorities and courts, required for the Borrower’s corporate existence, the holding by the Borrower of the land use right of the Property and the Development Project , the Construction by the Borrower, or the execution, delivery and performance, legality, priority, validity, enforceability and admissibility in evidence of this Agreement and the Security Documents;

15. Promptly pay or cause to be paid all taxes, rates, duties and other charges, whether imposed by governmental or other authorities, validly due and payable upon the Borrower or in respect of the Development Project except for any such taxes, rates, duties and other charges which are contested by the Borrower in good faith through appropriate measures and sufficient reserves in are available to pay those amounts of taxes, rates, duties and other charges;

16. Melco International Development Limited and Publishing & Broadcasting Limited shall, either directly or indirectly maintain in aggregate at least 51% shareholding interests in the Borrower;

17. Melco International Development Limited shall, either directly or indirectly, maintain the single largest effective shareholding interests in the Borrower and maintain management control in the Borrower;

18. Melco PBL Entertainment (Greater China) Limited (the “Guarantor”) shall maintain at least 51% direct or indirect shareholding interests in Mocha Slot Group Limited;

19. The Borrower shall use its reasonable endeavours to procure that the Lease Agreement made between the Borrower and SJM shall not be terminated;

20. Without the Majority Lenders’ consent, the Borrower shall not amend, modify or agree to any amendment or modification of the Hotel Management Agreement (if any) and the Lease Agreement or waive any of the terms and conditions thereof in any such manner which may have Material Adverse Effect;

21. After the date falling Twelve (12) months after the Development Project Completion Date, the Borrower will comply with the following financial covenants:-

i) Total assets minus total liabilities (excluding subordinated shareholder’s loans) and intangible asset shall at least be HKD730,000,000.00 (Seven Hundred and Thirty Million Hong Kong dollars);

ii) Maintain a consolidated bank borrowing to earnings before interest, taxes, depreciation & amortization (“EBITDA”) Ratio not greater than 2:1;

iii) Maintain a consolidated bank borrowing to equity plus subordinated shareholder’s loan ratio not greater than 2:1.

CLAUSE THIRTY FOUR

(Negative undertakings)

The Borrower also undertakes that for so long as any amount is outstanding under this Agreement:-

1. Not to make loans or advance moneys to or guarantee or indemnify the liability of any person, firm or company that have not been expressly authorized by the Majority Lenders other than trade credits granted by the Borrower in the ordinary course of its business in the aggregate amount not exceeding HKD30,000,000.00 (Thirty Million Hong Kong Dollars) at any time;

2. No borrowings by the Borrower other than (i) this Credit Facilities; (ii) subordinated shareholders’ loans and any future shareholder loans or loans from subsidiaries of the Guarantor or the Borrower and their affiliated companies and their directors to be subordinated to the indebtedness of the Borrower under this Agreement in accordance with or pursuant to the Subordination Agreement; (iii) any refinancing of this Credit Facilities (subject however to Clause 15.2 above) and (iv) other trade debts incurred during the ordinary course of business of the Borrower, but the aggregate amount of such trade debts cannot at any time, exceed HKD50,000,000.00(fifty million Hong Kong Dollars);

3. Save as provided below, no further encumbrance shall be created over the assets, property and undertakings of the Borrower. In particular, the Borrower shall not in any event create any mortgage or charge (save and except those created in favour of the Lenders for securing the Credit Facilities) over the Property and buildings of the Development Project or any income of the Development Project or any money in the Charged Account(s). The foregoing provisions shall not apply to and the Borrower is permitted to create:-

(a)	any encumbrance created or contemplated to be created under or pursuant to any Project Document;

(b)	any netting or set-off arrangements entered into by the Borrower in the ordinary course of business of its banking arrangements for the purpose of netting debt and credit balances;

(c)	any encumbrance created in favour of a plaintiff or defendant in any proceedings as security for costs or expenses;

(d)	any encumbrance in connection with any hire-purchase or operating lease agreement in connection with any equipment acquired in the ordinary course of business of the Borrower;

(e)	any encumbrance securing unpaid taxes which are being contested in good faith by appropriate measures and sufficient reserves in are available to pay the amount of those unpaid taxes;

(f)	any encumbrance arising by operation of law;

(g)	any encumbrance arising out of retention of title provisions in a supplier’s conditions of supply in respect of the goods or materials acquired by the Borrower in its ordinary course of business;

(h)	any finance lease arrangements or any encumbrance arising from any finance lease arrangements entered into in its ordinary course of business;

(i)	any encumbrance over goods, documents of title to goods and related documents and insurances and their proceeds to secure liabilities of the Borrower in respect of a letter of credit, trust receipts, import loans or shipping guarantees issued or granted for all or part of the purchase price and cost of shipment, insurance and storage of goods acquired by the Borrower in its ordinary course of business;

(j)	any existing encumbrance and the replacement of the indebtedness so secured; or

(k)	any encumbrance created or permitted by the Security Documents;

4. Not to repay or redeem any of its share capital or total investment in the Borrower by the Guarantor.

5. No repayments on the principal amount of the loans by the Borrower to its shareholders are allowed throughout the life of the Credit Facilities without consent from the Majority Lenders. For the avoidance of doubt, subject always to the foregoing restrictions, if the aggregate credit standing to the balance of all the Charged Account(s) at any time exceeds HKD110,000,000.00(One Hundred and Ten Million Hong Kong Dollars), the Borrower will be free to withdraw any excess amount for any purpose it sees fit, including but not limited to payments in the form of interest and/or dividend to its shareholders but not to prepay any principal amount of the shareholders’ loan, and for the avoidance of doubt, in the event of the occurrence of an Event of Default which is continuing, any amount, regardless of exceeding HK$110,000,000.00 (One Hundred and Ten Million Hong Kong Dollars) or not, is prohibited to be withdrawn from any Charged Account;

6. Not to terminate, cancel, amend the articles of association of the Borrower if any such amendment has or would reasonably be expected to have a Material Adverse Effect;

7. Not to change the nature of its business, whether by a single transaction or a number of related or unrelated transaction and whether at one time or over a period of time and whether by disposal, acquisition or otherwise and

8. Not to lease all or any part of the Property to any person (other than SJM under the Lease Agreement) without the consent of the Agent (such consent not to be unreasonably withheld or delayed). However, the Agent will be deemed to have given its consent within 14 days after the Borrower has requested it unless consent is expressly refused by the Agent within that 14 days’ period.

CLAUSE THIRTY FIVE

(Information Undertakings)

The Borrower shall submit to the Facility Agent the following:

1. Before the issuance of the Occupation Permit of the entire Development Project, quarterly construction progress reports prepared by the Quantity Surveyor within two (2) months from the relevant quarter end during the construction period, which shall incorporate a cost summary depicting:-

a) Actual percentage of work completed versus projected percentage in the construction work progress schedule contained in the Building Contract with all major variances (if any) explained and showing the time schedule for completion.

b) Actual cost incurred versus projected costs with all major variances (if any) explained.

c) Any adjustment on the Quantity Surveyor’s estimated amount for completion of the Construction work.

2. Audited annual financial statements of the Borrower and audited annual consolidated financial statements of the Guarantor within one hundred and eighty (180) days of its financial year-end, and unaudited half-yearly financial statements of the Borrower and unaudited consolidated half-yearly financial statements of the Guarantor within one hundred and twenty (120) days of half year; and other relevant financial information which the Facility Agent may reasonably request from time to time.

3. When delivering any financial statements under Clause 35.2 to the Agent after 12 months from the Development Project Completion Date, the Borrower shall at the same time deliver to the Agent the certificate of financial covenants compliance (signed by a director of the Borrower) showing the Borrower’s compliance with those financial covenants required under Clause

33.21(Covenants and Undertakings).

4. The Borrower undertakes to prepare and deliver to the Agent (within ten (10) days from the end of each of its financial years) a corporate structure chart (signed by a director of the Borrower) showing its ultimate shareholders’(Melco International Development Limited and Publishing & Broadcasting Limited) shareholdings in it (direct and indirect).

5. The Guarantor shall prepare and deliver to the Agent (within ten (10) days from the end of each of its financial years) corporate structure chart (signed by a director of the Guarantor) on its shareholdings in Mocha Slot Group Limited (direct and indirect).

6. The Borrower shall deliver to the Facility Agent a valuation report of the Hotel Project prepared by an independent professional valuer appointed by the Borrower and addressed to the Lenders in form and substance acceptable to the Facility Agent within sixty (60) days of the end of each financial year of the Borrower.

7. Acting on the instruction of the Majority Lenders, the Facility Agent shall have the right to instruct an independent appraiser acceptable to the Majority Lenders to prepare an up to date valuation of the Development Project from time to time at the expense of the Borrower but, in each case, no more than twice per calendar year and the Borrower shall be (a) notified of such proposed appointment and (b) consulted with the fee quote of the proposed appraiser before such appointment is made.

CLAUSE THIRTY SIX

(Taxation)

All payments by the Borrower and/or the Guarantor shall be made free and clear of any present and future taxes, duties, withholdings, levies, or other deductions of whatever nature. In the event that any such taxes and/or the Guarantor shall make additional payments (gross up) such that the receiving party shall receive the full amount as if no such taxes and/or withholdings have been imposed. Stamp duties, if any, levied in connection with the Credit Facilities shall be for the account of the Borrower and/or the Guarantor.

CLAUSE THIRTY SEVEN

(Transferability)

Each Lender may, with prior written consent of the Borrower by delivery to the Facility Agent the Transfer Certificate in the form set out in Annex II completed and executed by the Lender (the “Existing Lender”) and the proposed transferee (the “New Lender”) together with a fee for the account of the Agent of HKD8,000.00 (Eight Thousand Hong Kong Dollars) (such consent not be unreasonably withheld or delayed where the transferee is a bank or other financial institution duly registered in the applicable jurisdiction), assign or transfer its rights and obligations, or part thereof, under the Credit Facilities to other financial institutions. If (a) a Lender assigns or transfers any of its rights or obligations under this Agreement or changes its facility office and (b) as a result of the circumstances existing at the date the assignment, transfer or change occurs, the Borrower or the Guarantor would be obliged to make a payment to the new Lender or Lender acting through its new facility office under Clause 36 (Taxation) or Clause 17.5, then the new Lender or the Lender acting through its new facility office is only entitled to receive payment under those Clauses to the same extent as the existing Lender or Lender acting through its previous facility office would have been if the assignment, transfer or change had not occurred.

CLAUSE THIRTY EIGHT

(Waiver of immunity)

The Borrower irrevocably and unconditionally waives any immunity to which it or its property may at any time be or become entitled, whether characterized as sovereign immunity or otherwise, from any set off or legal action in Hong Kong or elsewhere, including immunity from service of process, immunity from jurisdiction of any court or tribunal, and immunity of any of its property from attachment prior to judgment or from execution of a judgment.

CLAUSE THIRTY NINE

(Representation and Warranties)

1. Each of the Borrower and Guarantor makes the following representation and warranties:-

a) It has the power to enter into and perform, and has taken all necessary actions to authorise the entry into, performance and delivery of this Agreement.

b) Subject to the provisions of any legal opinion delivered to the Facility Agent in accordance with Clause 32.1(c), this Agreement constitutes its legal, valid and binding obligations enforceable.

c) All authorisations required in connection with the entry into, performance, validity and enforceability of this agreement have been obtained and are in full force and effect.

2. The entry into and performance by its agreement do not and will not:-

a) Conflict with any law and regulation or judicial or official order binding on it;

b) Conflict the constitutional documents of the Borrower.

3. No litigation, arbitration or administrative proceeding which has a Material Adverse Effect is currently taking place or pending or, to the knowledge of the Borrower, threatened against the Borrower or its assets or revenues;

4. The Borrower and the Guarantor are not in default under any law, regulation, judgement, order, authorization, agreement or obligation applicable to it or its assets or revenues, in each case, the consequences of which default have or would reasonably be expected to have a Material Adverse Effect, and no Event of Default is continuing;

5. No encumbrance exists over all or any part of the property, assets or revenues of the Borrower except as created by the Security Documents or as previously disclosed in writing to the Security Agent or as permitted under Clause 34.3;

6. The Borrower has no indebtedness to any party except (a) indebtedness arising in the ordinary course of its business or (b) as previously disclosed in writing to the Facility Agent or (c) as permitted by Clause 34(2) or (d) under any other Finance Documents;

7. The most recent audited financial statements of the Borrower for the time being (including the audited profit and loss account and balance sheet) were prepared in accordance with applicable laws and regulations of Macau and generally accepted accounting principles and if applicable, policies consistently applied and show a true and fair view of the financial position and the operations of the Borrower as at the end of, the relevant financial period to which they relate and, as at the end of such period the Borrower did not have any significant liabilities (contingent or otherwise) or any unrealized or anticipated losses which are in each case, not disclosed by or reserved against in such financial statements, and there has been no Material Adverse Change in the business or financial condition of the Borrower since the date of such then most recent financial statements;

8. All factual information provided by the Borrower in connection with the Credit Facilities is true and accurate in all material respects and all forecasts and projections contained therein were arrived at after due and careful consideration on the part of the Borrower and were, in its considered opinion, fair and reasonable when made; the Borrower is not aware of any fact which has not been disclosed in writing to the Agent which would reasonably be expected to have a Material Adverse Effect on any such information given;

9. The Borrower is generally subject to civil and commercial law and to legal proceedings and neither the Borrower nor any of its assets or revenues is entitled to any immunity or privilege (sovereign or otherwise) from any set-off, judgement, execution, attachment or other legal process;

10. The representation and warranties set out in this Clauses 39.1(a), (b), 39.3, 39.6 to 39.8 are made on the date of this Agreement and are deemed to be repeated by the Borrower on each drawdown date and the first day of each Interest Period during the subsistence of this Agreement and/ or the Security Documents with reference to the facts and circumstances then existing and in the case of Clause 39.8, with reference to the latest audited financial statements of the Borrower delivered under Clause 35.2.

CLAUSE FORTY

(Agent)

1. Each Lender irrevocably appoints the Facility Agent and Security Agent as its facility agent and security agent respectively for the purposes of this Agreement and authorises the Facility Agent and Security Agent (whether or not by or through employees or agents) to take such action on such Lender’s behalf and to exercise such rights, remedies, powers and discretions as are specifically delegated to the Facility Agent or (as the case may be) Security Agent by this Agreement and the relevant Security Documents, together with such powers and discretions incidental thereto. Each of the Facility Agent and Security Agent does not have any duties, obligations or liabilities to the Lenders beyond those expressly stated in this Agreement or the Security Documents and specifically (but without prejudice to the generality of the foregoing) the Facility Agent and Security Agent shall not be obliged to take any action or exercise any rights, remedies, powers or discretions under or pursuant to this Agreement beyond those which the Majority Lenders or (as the case may be)all the Lenders shall specifically instruct the Facility Agent and Security Agent in writing to take as provided in Clause 40.3 and then only to the extent stated in such specific written instructions.

2. Each of the Lenders hereby expressly authorises the Security Agent to enter into and execute all the other Security Documents and to hold the same for itself and as agent for each Lender in the manner contemplated by this Agreement.

3.(a) Subject to this Clause 40.3(b) and other relevant provisions in this Agreement, the Agent may, with the consent of the Majority Lenders or (as the case may be) all the Lenders amend, modify or otherwise vary or waive breaches of, or defaults under, or otherwise excuse performance of, any provision of this Agreement and the Security Documents. Any such action so authorised and effected by the Agent shall be promptly notified to the Lenders by such Agent and shall be binding on all the Lenders.

(b) Except with the prior written consent of the Majority Lenders, the Agent shall not have authority on behalf of the Lenders to waive any breach of, or default by, any party, or otherwise excuse performance of any party’s obligations to the Lenders under, or agree to amend, those provisions of the Security Documents which expressly provide for any matter to be determined by reference to approval, consent, opinion or instruction of the Majority Lenders or waive any Event of Default under, or agree to amend, under any Clause of this Agreement. Subject to the foregoing provisions of this sub-clause (b) and subject as hereinafter provided, except with the prior written consent of the Majority Lenders, the Agent shall not have authority on behalf of the Lenders to waive any other breach of, or other default by, any party, or otherwise excuse performance, of any of its non-payment obligations to the Lenders or any of them under this Agreement and the Security Documents. Except with the consent of all the Lenders, neither Agent shall have authority on behalf of the Lenders to waive or excuse performance by either the Borrower of its payment obligations (whether in respect of principal, interest or otherwise) or to agree with either Borrower any amendment to this Agreement which would (i) reduce the Margin, (ii) extend the due date or reduce the amount of any payment of principal, interest or other amount payable to the Lenders under this Agreement, (iii) change the currency in which any amount is payable under this Agreement, (iv) increase any Lender’s Commitments, (v) extend the period within which any Advance may be made under the Credit Facilities, (vi) change the definition of “Majority Lenders” in this Agreement, (vii) change this Clause 40.3, (viii) release the Guarantor from its guarantee or other payment obligations under the Repayment Guarantee, (ix) change Clause 25 or (x) any other provisions which expressly require the consent of all the Lenders.

4. None of the Lenders shall have any independent power to enforce the Security Documents or to exercise any rights, discretions or powers or to grant any consents or releases under or pursuant to the Security Documents or otherwise have any direct recourse to the Security Documents except acting through the Agent. Subject to its being indemnified to its satisfaction, the Agent shall take such action (including, without limitation, the exercise of all rights, discretions or powers and the granting of consents or releases) or, as the case may be, refrain from taking such action under or pursuant to the Security Documents as the Majority Lenders shall specifically direct the Agent in writing (and so that only the Majority Lenders shall be entitled to give any such directions to the Agent) but unless there is evidence to the contrary, the Borrower, the Guarantor, the Shareholders and the Subordinated Lenders may assume that such directions have been given to the Agent. Unless and until the Agent shall have received such directions, the Agent shall not take any action under the Security Documents.

5. With respect to its own Commitments and participation (if any) in any Advance as a Lender, the Agent (in its capacity as a Lender) shall have the same rights and powers under this Agreement as in the case of any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it as the Agent under this Agreement and the term “Lenders” shall, unless the context clearly otherwise indicates, include the Agent in its separate capacity as a Lender. This Agreement shall not and shall not be construed so as to constitute a partnership between the parties or any of them.

6. Neither the Agent nor the Agent-Related Persons shall:-

(a) be obliged to request any certificate, valuation or opinion under Clause 35 (Information Undertakings) or to make any enquiry as to the use of the proceeds of the Credit Facilities unless so required in writing by the Majority Lenders, in which case the Agent shall promptly make the appropriate request to the Borrower, or be obliged to make any enquiry as to any default by the Borrower in the performance or observance of any of the provisions of the Security Documents or as to the existence of an Event of Default or Potential Event of Default unless the Agent has actual knowledge thereof or has been notified in writing thereof by a

Lender, in which case the Agent shall promptly notify the Lenders of the relevant event or circumstance; or

(b) be liable to any Lender for any action taken or omitted by it under or in connection with the Security Documents (or any of them) or the Credit Facilities unless caused by its gross negligence or wilful misconduct.

For the purposes of this Clause 40.6, the Agent shall not be treated as having actual knowledge of any matter of which the corporate finance or any other division outside the corporate lending or loan administration departments of the person for the time being acting as the Agent may become aware in the context of corporate finance or advisory activities from time to time undertaken by the Agent for the Borrower, the Guarantor, the Shareholders, the Subordinated Lenders or any of their respective Subsidiaries or associated companies.

7.(a) The Agent shall promptly notify each Lender of the contents of each notice, certificate or other document received by the Agent from the Borrower under or pursuant to Clause 33 (Covenants and Undertakings) or from the Agent who in turn receives it from the Guarantor under or pursuant to the Repayment Guarantee or from any other security party under the other Security Documents.

(b) The Agent shall (subject to its being indemnified to its satisfaction) take such action or, as the case may be, refrain from taking such action with respect to any Event of Default or Potential Event of Default of which the Agent has actual knowledge as the Majority Lenders may direct.

8. The Agent may deem and treat (i) each Lender as the person entitled to the benefit in respect of its participation in the Loans as a Lender for all purposes of this Agreement unless and until a Transfer Certificate signed by the transferor Lender and the transferee has been delivered to the Agent and (ii) the office set opposite the name of each Lender in Clause 1 or, as the case may be, in any relevant Transfer Certificate as such Lender’s facility office unless and until a written notice of change of facility office shall have been received by the Agent; and the Agent may act upon any such notice unless and until the same is superseded by such further notice.

9. The Agent and the Agent-Related Persons shall be entitled to rely on any written communication, instrument or document believed by it to be genuine and correct and appropriately signed or sent by the proper person and shall be entitled to rely as to legal or other professional matters on opinions and statements of any legal or other professional advisers selected or approved by it.

10. Each Lender acknowledges that it has not relied on any statement, opinion, forecast or other representation made by the Coordinating Lead Arrangers, the Agent, or the Agent-Related Persons to induce it to enter into this Agreement or any other Finance Document to which it is party and that it has made and will continue to make, without reliance on the Coordinating Lead Arrangers, the Agent, or the Agent-Related Persons and based on such documents as it considers appropriate, its own appraisal of the creditworthiness of the Borrower, the Guarantor and its Subsidiaries, the Shareholders and the Subordinated Lenders and its own independent investigation of the financial condition and affairs of the Borrower, the Guarantor, the Shareholders, the Subordinated Lenders or the value of the securities given in connection with the making and continuation of the Credit Facilities under this Agreement. Neither the Coordinating Lead Arrangers, the Agent nor the Agent-Related Persons shall have any duty or responsibility, either initially or on a continuing basis to provide any Lender with any credit or other information with respect to the Borrower, the Guarantor, the Shareholders, the Subordinated Lenders or any of their respective Subsidiaries whether coming into their or its possession before the making of any Advance or at any time or times thereafter, other than as provided in this Clause 40.7(a).

11. Neither the Coordinating Lead Arrangers, the Agent nor the Agent-Related Persons shall have any responsibility to any Lender on account of the failure of the Borrower, the Guarantor, the Shareholders and/or the Subordinated Lenders to perform its/their obligations under the Security Documents to which it is a party (or any of them) or for the financial or other condition of the Borrower, the Guarantor, the Shareholders, the Subordinated Lenders or any of their respective Subsidiaries, or for the completeness or accuracy of any statements, representations or warranties in the Security Documents to which it is a party (or any of them) or any document delivered under the Security Documents (or any of them) or for the execution, effectiveness, adequacy, genuineness, validity, enforceability or admissibility in evidence of the Security Documents (or any of them) or of any certificate, report or other document executed or delivered under the Security Documents (or any of them) or otherwise in connection with the Credit Facilities or their negotiation or for acting (or, as the case may be, refraining from acting), in each case, in good faith in accordance with the instructions of the Majority Lenders.

12. Each of the Coordinating Lead Arrangers, the Agent and the Agent-Related Persons may, without any liability to account to the Lenders, accept deposits from, lend money to, and generally engage in any kind of banking or trust business with, the Borrower, the Guarantor, the Shareholders, Subordinated Lenders or any of their respective Subsidiaries or associated companies or any of the Lenders as if it were not the Coordinating Lead Arrangers, the Agent or the Agent-Related Persons as the case may be.

13. Each Lender shall reimburse the Agent and the Agent-Related Persons (rateably in accordance with its Commitments or participation in the Loans), to the extent the Agent and the Agent-Related Persons are not reimbursed by the Borrower, the Guarantor for the reasonable charges and expenses incurred by the Agent and the Agent-Related Persons in connection with, the enforcement of, or the preservation of any rights under, or in carrying out its duties under, the Security Documents (or any of them) including (in each case) the fees and expenses of legal or other professional advisers incidental thereto. Each Lender shall indemnify the Agent and the Agent-Related Persons (rateably in accordance with its Commitments or participation in the Loans) against all liabilities, damages, costs and claims whatsoever incurred by the Agent and the Agent-Related Persons in connection with the performance of its duties in accordance with the provisions of the Security Documents (or any of them) or any action taken by the Agent and the Agent-Related

Persons in accordance with the provisions of the Security Documents, unless such liabilities, damages, costs or claims arise from the Agent’s or the Agent-Related Persons’ own gross negligence or wilful misconduct.

14. (a) Either the Agent may retire from its appointment as Agent under this Agreement and the Security Documents after having given to the Borrower and each Lender not less than 30 days’ notice of its intention to do so, provided that no such retirement shall take effect unless there has been appointed by the Lenders as a successor agent which is either:-

(i) a Lender in Macau as nominated by the Majority Lenders in consultation with the Borrower or, failing such a nomination after 30 days from the date of such notice,

(ii) any reputable and experienced bank or financial institution with an office in Macau nominated by the Agent after consultation with the Borrower.

Provided that the Agent may in its notice of resignation nominate (and accordingly appoint) any of its Affiliates as successor Agent without the consent of any other party.

(b) Upon any such successor as aforesaid being appointed, the retiring Agent shall be discharged from any further obligation under this Agreement and the Security Documents and its successor and each of the other parties to this Agreement and the Security Documents shall have the same rights and obligations among themselves as they would have had if such successor had been a party to this Agreement and the Security Documents in place of the retiring Agent.

15. A Reference Bank who is also a Lender under this Agreement may retire from its appointment as Reference Bank under this Agreement after having given to the Agent and the Borrower not less than 30 days’ prior written notice of its intention to do so.

16. If a Reference Bank who is also a Lender under this Agreement retires as Reference Bank under this Agreement or where such Reference Bank which is also a Lender novates and transfers all its rights and obligations under this Agreement or if all the Commitment of any such Reference Bank (where such Reference Bank is a Lender) is cancelled pursuant to the terms of this Agreement and all its participation in the Loan are prepaid under Clause 21, it shall be replaced as a Reference Bank by such bank or financial institution as the Agent (after consultation with the Borrower) shall designate by notice to the Borrower and the Lenders.

Except as specifically provided in this Agreement, the Coordinating Lead Arrangers have no obligations of any kind to any other party to this Agreement under or in connection with this Agreement.

CLAUSE FORTY ONE

(Governing Law)

This Agreement shall be governed by and constructed in accordance with the laws of the Macau Special Administrative Region.

CLAUSE FORTY TWO

(JURISDICTION)

The Parties hereto agree that any legal action or proceedings in connection with this Agreement are subordinated to the non-exclusive jurisdiction of the Courts of the Macau Special Administrative Region.

CLAUSE FORTY THREE

(MISCELLANEOUS)

The Parties hereto agree that, notwithstanding the provisions of any other Finance Document or other agreement which may exist between any of them, in the case of any inconsistency between this Agreement and any other Finance Documents, the terms of this Agreement shall always prevail.

CLAUSE FORTY FOUR

(COPIES)

This Agreement is made in five copies, one for the Security Agent, one for ICBC (Asia), one for the Borrower, one for the Guarantor and the fifth copy shall be filed with the office of Dr. Leonel Alberto Alves, Lawyer.

Macau, 13 February, 2006

First Parties:

BANK OF CHINA LIMITED, MACAU BRANCH

Mr. Cheong, Chi Sang

/s/
BANCO NACIONAL ULTRAMARINO, S.A.

Mr. Kan Cheok Kuan

/s/
Mr. João de Brito Augusto

/s/
BANCO COMERCIAL DE MACAU, S.A.

Mr. Leonel Leonardo Guerreiro da Costa

/s/
Mr. Chan, Sou Chao

/s/
INDUSTRIAL AND COMMERCIAL BANK OF CHINA (ASIA) LIMITED

Mr. Leung, Kang Yui Marco

/s/
Mr. Yung, Lap Kay

/s/
BANCO ESPÍRITO SANTO DO ORIENTE, S.A.

Mr. José Manuel Trindade Morgado

/s/
Mr. Carlos José Nascimento Magalhães Freire

/s/
LIU CHONG HING BANK LIMITED, MACAU BRANCH

Mr. Lam, Man King

/s/
Mr. Lee, Siu Kau

/s/
Second Party:

GREAT WONDERS, INVESTMENTS, LIMITED

Mr. Ho, Lawrence Yau Lung

/s/	[company chop]
Mr. Chung, Yuk Man

/s/
Third Parties:

MELCO PBL ENTERTAINMENT (GREATER CHINA) LIMITED

Mr. Ho, Lawrence Yau Lung

/s/	[company chop]
Mr. Chung, Yuk Man

/s/
WITNESS BY:

LEONEL ALBERTO ALVES

Lawyer

/s/	[firm’s chop]

ANNEX I

DRAWDOWN NOTICE

To: BANK OF CHINA LIMITED

Macau Branch

Facility Agent

16/F, Bank of China Building, Avenida Doutor Mário Soares nº 323, Macau.

Ref: Syndicated Credit Facilities Agreement of HKD1,280,000,000.00 (One Billion Two Hundred and Eighty Million Hong Kong Dollars)

Referring to the Syndicated Credit Facilities Agreement signed on 13 February 2006 (hereinafter the “Agreement”) between our company (Great Wonders, Investments, Limited) and the Lenders, we hereby:

1. Notify the Facility Agent for the drawdown of HKD. . . . referring to the Tranche . . .

2. Declare that the above amount shall be destinated for use in the [Hotel Project] [Project];

3. Certify that [there is no Cost Overrun for the Development Project] [there is Cost Overrun in the amount of HK[ • ] and such Cost Overrun does not exceed HK$50,000,000.00]

4. Confirm that at present, there is no Event of Default or Potential Event of Default as stipulated in the Agreement continuing.

Macau, . . . . .

Great Wonders, Investments, Limited

ANNEX II

FORM OF TRANSFER CERTIFICATE

To:	BANK OF CHINA LIMITED, MACAU BRANCH

16/F., Bank of China Building

Avenida Doutor Mário Soares,nº 323

Macau

For the attention of:

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

Great Wonders, Investments, Limited

– HKD1,280,000,000.00 Facility Agreement dated 13

February 2006

(the “Facility Agreement”)

1.	We refer to the Facility Agreement. This is a Transfer Certificate. Terms defined in the Facility Agreement shall have the same meaning in this Transfer Certificate.

2.	We refer to Clause 37 (Transferability):-

(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 37 (Transferability).

(b)	The proposed transfer date is [ ].

(c)	The facility office and address, fax number and attention details for notices of the New Lender are set out in the Schedule.

(d)	The Existing Lender hereby assigns, with effect from the transfer date specified in paragraph (c) above, a portion of the rights held by it (in its capacity as Lender) under or in connection with the Finance Documents (other than the Facility Agreement) which correspond to the rights and obligations under the Facility Agreement transferred pursuant hereto.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in Clause 26.

4.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on all counterparts were on a single copy of this Transfer Certificate.

5.	This Transfer Certificate is governed by the law of Macau Special Administrative Region.

THE SCHEDULE

Commitment/rights and obligations to be transferred

Transfer Details:

Nature:	Great Wonders, Investments, Limited – a HKD1,280,000,000.00 term loan facility

Final Maturity:                                 [        ]

Participation Transferred	Tranche A	Tranche B
Commitment Transferred:	[ ]	[ ]
Loan Transferred:	[ ]	[ ]

Administration Details:
New Lender’s Receiving Account:	[ ]
Address:	[ ]
Telephone:	[ ]
Facsimile:	[ ]
Attn/Ref:	[ ]

[Existing Lender]	[New Lender]
By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [                    ].

BANK OF CHINA LIMITED, MACAU BRANCH (as Facility Agent)

By: